UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON,  D.C. 20549

FORM 4

                 STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
    Section 17(a) of the Public Utility Holding Company Act of 1935 or
          Section 30(f) of the Investment Company Act of 1940

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 _____ Check this box if no longer
       subject to Section 16, Form 4 or
       Form 5 obligations may continue.
       See Instruction 1(b).

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1.  Name and Address of Reporting Person*
   ---------------------------------------
    MEDICI        ARTHUR        R
   ---------------------------------------
    (Last)        (First)       (Middle)
   ---------------------------------------
           10104 HIGH HILL COURT
   ---------------------------------------
                 (Street)
   ---------------------------------------
    GREAT FALLS     VA            22066
   ---------------------------------------
    (City)          (State)       (Zip)


2.  Issuer Name and Ticker or Trading Symbol
   ------------------------------------------
        INFOSAFE SYSTEMS, INC. (ISFEA)


3.  IRS or Social Security Number of Reporting Person (Voluntary)
   ---------------------------------------------------------------


4.  Statment for Month/Year
   -------------------------
             12/97

5.  If Amendment, Date of Original (Month/Year)
   ---------------------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ----------------------------------------------------------------------
    _____ Director                             _____ 10% Owner
    __X__ Officer  (Give title below)          _____ Other  (Specify below)
                  --------------------                     -----------------
                    President & CEO


7.  Individual or Joint/Group Filing (Check applicable line)
   ----------------------------------------------------------
    __X__ Form filed by One Reporting Person
    _____ Form filed by More than One Reporting Person



                    Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned


1.                     2.        3.             4.                       5.                 6.              7.
                       Trans-    Trans-         Securities               Amount of
                       action    action         Acquired (A)             Securities         Ownership       Nature of
                       Date      Code           or Disposed of (D)       Beneficially       Form:           Indirect
                       (Month/   (Instr. 8)     (Instr. 3,4, and 5)      Owned at           Direct (D) or   Beneficial
Title of Security      Day/      ----------   ------------------------   End of Month       Indirect (I)    Ownership
(Instr. 3)             Year)     Code   V     Amount   (A)(D)   Price    (Instr. 3 and 4)   (Instr. 4)      (Instr. 4)
--------------------   -------   ----  ----   ------   ------   ------   ----------------   -------------   ------------
Class A Common Stock   12/16      P           10,000     A      1.265                             I          By Spouse
Class A Common Stock   12/17      P            5,000     A      1.2025                            I          By Spouse
Class A Common Stock   12/29      P           10,000     A      1.265                             I          By Spouse
                                                                            25,000                I          By Spouse
                                                                             5,000                I          By Children



                  Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
                            (e.g., puts, calls, warrants, options, convertible securities)

1.         2.        3.       4.          5.        6.                7.                 8.       9.        10.       11.
                                          Number                                                  Number    Owner-
                                          of                                                      of        ship
                                          Deriv-                                                  deriv-    Form
                                          ative                                                   ative     of
                                          Secur-                                                  Secur-    Deriv-
                                          ities                        Title and                  ities     ative     Nature
                                          Acquired   Date Exer-        Amount of         Price    Bene-     Secur-    of
            Conver-                       (A) or     cisable and       Underlying        of       ficially  ity       Indirect
            sion or   Trans-   Trans-     Disposed   Expiration Date   Securities        Deri-    Owned     Direct    Bene-
            Exercise  action   action     of (D)     (Month/Day/Year)  (Instr. 3 and 4)  ative    at End    (D) or    ficial
Title of    Price of  Date     Code       (Instr. 3  ----------------  ----------------  Secur-   of        Indirect  Owner-
Derivative  Deri-     (Month/  (Instr.8)  4, and 5)  Date     Expira-         Amount or  ity      Month     (I)       ship
Security    vative    Day/     ---------  ---------  Exer-    tion            Number of  (Instr.  (Instr.   (Instr.   (Instr.
(Instr. 3)  Security  Year)    Code   V   (A)   (D)  cisable  Date     Title  Shares     5)       4)        4)        4)
----------  --------  -------  ----  ---  ---   ---  -------  -------  -----  ---------  -------  --------  --------  --------


Explanation of Responses


                           _/s/_Arthur R. Medici____         January 7, 1998
                           ------------------------------    ---------------
                           *Signature of Reporting Person         Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

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